Exhibit 10.4

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

JOHN J. PATTERSON

AGREEMENT made as of the third day of January 1996, by and between UNITED CO-OPERATIVE BANK, a banking corporation chartered under the Laws of the Commonwealth of Massachusetts and having a principal place of business in West Springfield, Massachusetts (hereinafter called the “Corporation”) and JOHN J. PATTERSON of 48 Wrenwood Lane, Agawam, Massachusetts (hereinafter called the “Employee”).

WHEREAS, the Employee is a valued employee of the Corporation; and

WHEREAS, it is anticipated that the Employee will continue to render valuable services to the Corporation in the future;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

1. Employment. The Employee agrees to use his best efforts on behalf of the Corporation and to perform all the work required by the Corporation promptly and to the best of his ability while he is in the employ of the Corporation. The Employee agrees that during the period of his employment, he will not have any other business affiliations without the specific approval of the Board of Directors of the Corporation.

2. Compensation After Retirement.

A. The Corporation agrees that, if the Employee is employed by the Corporation upon the date the Employee becomes age sixty-five (65), the Employee may retire from the employment as of the first day of the next month following his sixty-fifth birthday and receive a benefit set forth in Section 2(B).

B. Commencing upon such date of the Employee’s retirement, the Corporation will pay the Employee supplemental compensation for his services rendered prior to his retirement. The annual amount of this supplemental compensation shall be sixty percent (60%) of his highest three (3) years average base salary reduced by (i) his annual benefit on a single life income basis from the Corporation’s defined benefit plan, (ii) his annual benefit on a single life income basis as calculated by the plan actuary from the Corporation’s contribution and earnings thereon from the Corporation’s 401(k) plan, (iii) the annual benefit on a single life income basis resulting from participation in a qualified plan with any prior employer (total employer contributions as of the date of termination of his employment with prior employer(s) plus all earnings thereon) and (iv) one half of his primary Social Security benefit. The parties agree that the annual benefit under (iii) above shall be determined for the Employee’s year of retirement as shown on Exhibit B attached hereto and made a part hereof.

The benefit payable hereunder shall be paid on a monthly basis for a period of one hundred eighty (180) months from the date of retirement or for the life of the Employee, whichever is longer. In the event the Employee dies after retirement hereunder and prior to receiving all of the payments due him under Section 2 or 3, the remaining payments shall be made as they become due to the Employee’s beneficiary designated on Exhibit A attached hereto and made a part hereof. In the absence or default of a designated or contingent beneficiary, such payments shall be made to the Employee’s estate.

3. Compensation Upon Early Retirement.

The Corporation agrees that, if the Employee is employed by the Corporation upon the date the Employee becomes age sixty-two (62), he may retire from the employment at any time after the first day of the next month following his sixty-second (62) birthday up to the date of his sixty-fifth (65) birthday and receive a benefit hereunder. However, such early retirement will result in a reduction of the benefit provided in Section 2(B) hereof. The early retirement benefit shall be determined by multiplying the benefit determined in Section 2(B) as though Employee has attained age 65 and multiplied by the appropriate percentage in the following table (or a pro rata portion thereof if a part of a year is involved):

	Attained Age	Percentage of Age 65 Benefit Payable
A	62	79%
B	63	86%
C	64	93%
D	65 or later	100%

Said early retirement supplemental compensation shall be payable monthly in accordance with the above schedule and for the period of time established in Section 2 (B) hereof commencing at the date of his early retirement.

4. Pre-Retirement Death Benefit. If the Employee dies (other than by suicide within two (2) years from the date of this Agreement) while employed by the Corporation, his beneficiary designated in writing and filed with the Insurer shall be entitled to receive in a lump sum that portion of the proceeds of Policy No. 1-544-231 issued by Security Life Insurance Company of Denver dated January 3, 1996 that exceeds the greater of (i) the cumulative premiums paid towards the Policy less the economic benefits charged to Employee as compensation paid by Corporation or (ii) the Policy’s cash surrender value.

5. Disability.

A. If the Employee becomes totally and permanently disabled prior to termination of his employment with the Corporation, and his disability continues for more than six (6) months, the Corporation shall have the right, upon giving written notice by registered or certified mail to the Employee’s last known address, to terminate the Employee’s employment hereunder as of the date specified in such notice, but not sooner than thirty (30) days after the date when the notice is sent.

B. Upon termination of his employment under the terms of Paragraph A of this Section, the Employee shall be entitled to have any supplemental compensation to which the Employee would otherwise be entitled under the terms of Section 2 of this Agreement paid to him monthly for one hundred eighty (180) months or life whichever is longer, beginning at age sixty-five (65) years.

C. For the purposes of this Section, a determination by the insurance company that administers the Corporation’s long term disability plan that the Employee is totally and permanently disabled and that such disability has continued for a period of more than six (6) months shall be conclusive.

6. Optional Forms of Payment. Whenever a benefit is payable under Section 2(B), Section 3 or Section 5(B) of this Agreement, with the consent of the Corporation, the Employee may elect prior to the calendar year in which payments are to begin an optional form of payment which shall be the actuarial equivalent of the said payments and which shall be any optional form which is provided the Employee under the terms of the Corporation’s qualified pension plan, except that if the Employee shall elect a lump sum payment under this Agreement, the Corporation may require that such payment shall be made over a period of up to five (5) years with an equal proportionate part of said sum paid each year with the unpaid principal balance to be credited with interest compounded annually at six percent (6%) to be paid at the payment of the next installment.

7. Termination of Employment. If the employment of the Employee with the Corporation terminates for any reason whatsoever prior to the Employee becoming age sixty-two (62) except as a result of a disability under Section 5 hereof, no supplemental compensation shall be paid under the terms of this Agreement and this Agreement shall be considered terminated and without recourse to either party. In the event that the Employee is indebted to the Corporation at any time while he is entitled to receive benefits hereunder, the Corporation shall have a right of offset against those benefits as they become due to the extent of any such indebtedness.

8. Restrictive Covenant . As long as the Employee is receiving any supplemental compensation hereunder, he shall not, without the written consent of the Corporation, become an officer, director, employee or agent of any bank in the six states comprising the New England area, which, in the opinion of the Board of Directors of the Corporation, is in competition with the business of the Corporation; provided, however, that nothing in this Agreement shall prohibit the Employee from owning stock or other securities of a bank competitor in amounts which are not substantial. The Board of Directors of the Corporation shall be the sole judge regarding whether or not the business of any such bank in which the Employee may own stock or securities is in competition with the business of the Corporation and regarding whether or not the Employee’s ownership of any such stock or securities of such a competitive business is substantial.

9. Right to Discharge. Nothing contained in this Agreement shall be construed to be a contract of employment for any term and the Corporation reserves the right to discharge or lay off the Employee with or without cause at any time. In the event of any such discharge or lay off, the Employee shall have no rights hereunder and the Agreement shall be null and of no further effect.

10. Assignment. Neither the Employee, his spouse, his heirs nor his designated beneficiary shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Agreement. Any such attempted assignment or transfer shall terminate this Agreement and the Corporation shall have no further liability hereunder.

11. Right to Other Benefits. Nothing contained in this Agreement shall in any way affect or interfere with the right of the Employee to share or participate in the retirement plan of the Corporation or any profit-sharing, bonus or similar plan in which he may be entitled to share or participate as an employee of the Corporation.

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgement upon the award rendered may be entered in any court having jurisdiction thereof. Any arbitration hearing shall take place in West Springfield, Massachusetts. Each party shall be responsible for its own costs related to the arbitration and the parties shall bear the cost of the arbitration itself equally.

13. Benefits and Amendment. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties and shall not be modified or amended except by a writing signed by both parties.

14. State Law. This Agreement shall be subject to and construed under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal in the Town of West Springfield, Commonwealth of Massachusetts.

/s/ Diane P. Wilson	/s/ John J. Patterson
Witness	John J. Patterson, Employee

UNITED CO-OPERATIVE BANK

/s/ Joan F. Stomski	By	/s/ Richard N. Gaylord, Jr.
Witness		Richard N. Gaylord, Jr.
Chairman of Board of Directors

EXHIBIT A

I, John J. Patterson, Employee under a certain Executive Supplemental Compensation Agreement with UNITED CO-OPERATIVE BANK dated January 3, 1996 hereby designate the beneficiary named below as my designated beneficiary to receive any supplemental compensation benefits that may be payable after my death under said Agreement.

Dated:

Designated Beneficiary: Kathryn M. Patterson

Contingent Beneficiary: My children equally, John Jr, Karen & Kriston

/s/ Diane P. Wilson	/s/ John J. Patterson
Witness	John J. Patterson, Employee

Acknowledged: UNITED CO-OPERATIVE BANK

/s/ Diane P. Wilson	By	/s/ Donald F. X. Lynch
Witness

EXHIBIT B

The Corporation hereby agrees that, and the Employee hereby agrees that the annual benefit at age 65 on a single life basis resulting from the Employee’s participation in a qualified plan at Heritage Bank for Savings, a prior employer of the Employee, is determined to be $8,954.

The Corporation further agrees that, and the Employee further agrees that the annual benefit at age 65 on a single life basis resulting from the Employee’s participation in a qualified plan at Bank of New England (of itself or as a successor to Third National Bank), a prior employer of the Employee, is determined to be $12,932.

This Exhibit shall be attached to and form a part of an Executive Supplemental Agreement dated January 3, 1996 by and between United Co-operative Bank and John J. Patterson.

/s/ Diane P. Wilson	/s/ John J. Patterson
Witness	John J. Patterson, Employee

Acknowledged: UNITED CO-OPERATIVE BANK

/s/ Diane P. Wilson	By	/s/ Donald F. X. Lynch
Witness